                                                                    Exhibit 3.6

[INDUSTRIAL ALLIANCE LOGO]

GENERAL ANNUAL AND SPECIAL MEETING OF
SHAREHOLDERS AND PARTICIPATING
POLICYHOLDERS

March 14, 2005


Dear Shareholder,

Dear Participating Policyholder:

As Chairman of the Board of Industrial Alliance, it gives me great pleasure to invite you to our upcoming General Annual and Special Meeting. Enclosed you will find all the information you need about this meeting, which will be held at the Fairmont Le Chateau Frontenac Hotel, 1 rue des Carrieres, Quebec City, Quebec, on Wednesday, May 4, 2005, at 2:00 p.m.

As a Company shareholder or participating policyholder, you will be called upon during the course of the meeting to vote on certain proposals specified in this circular. If you are unable to attend the meeting, you may share your opinion by completing the proxy form included with this mailing. Your participation in Company activities is vital.

As you will see when you read the enclosed documents, 2004 was an excellent year, both in terms of profitability and business growth. The results for the year are the continuation of previous years' results, a period during which Industrial Alliance achieved the objective that it had set at the beginning of the 1980s: to become a large, Canada-wide company. Today, Industrial Alliance has everything it needs to continue MAKING STRIDES IN A CONSOLIDATED ENVIRONMENT.

I would like to thank you for the confidence you have shown in our Company and I look forward to seeing you at our annual meeting in May.

The Chairman of the Board,





/s/ Raymond Garneau

Raymond Garneau

[INDUSTRIAL ALLIANCE LOGO]

NOTICE OF GENERAL ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
AND PARTICIPATING POLICYHOLDERS

Notice is hereby given to the Shareholders and Participating Policyholders of Industrial Alliance Insurance and Financial Services Inc. ("Industrial Alliance" or the "Company") that a General Annual and Special Meeting of Shareholders and Participating Policyholders (the "Meeting") will be held on Wednesday, May 4, 2005, at the Fairmont Le Chateau Frontenac Hotel, 1 rue des Carrieres, Quebec City, Quebec, at 2:00 p.m. (local time), for the following purposes:

1) to receive the financial statements for the year ended December 31, 2004 and the report of the auditors thereon;

2)   to elect directors;

3)   to appoint auditors for the ensuing year;

4) to approve a special resolution to authorize a subdivision of shares at the rate of two new shares for each issued share;

5) to authorize a modification to the Stock Option Plan to grant greater flexibility to the Human Resources and Corporate Governance Committee;

6) to approve a modification to By-Law no. II to increase the aggregate maximum annual remuneration of directors from $750,000 to $1,250,000;

7) to approve a modification to section 13 of General By-Law no. I in order to reduce the period in which a proxy must be received to vote at an annual meeting;

8) to transact such other business as may properly be brought before the Meeting or adjournment or adjournments thereof.


                                 /s/ Georges Smith
Quebec City, Quebec              Georges Smith
March 14, 2005                   Vice-President and General Manager,
                                 Corporate Affairs and Secretary of the Company

HOLDERS OF COMMON SHARES WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND TO RETURN IT TO COMPUTERSHARE TRUST COMPANY OF CANADA IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE.

PARTICIPATING POLICYHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND TO RETURN IT TO COMPUTERSHARE TRUST COMPANY OF CANADA IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE.

IN ORDER TO BE VOTED AT THE GENERAL AND SPECIAL MEETING OR AT ANY ADJOURNMENT OR ADJOURNMENTS THEREOF, THE COMPLETED FORM OF PROXY MUST BE MAILED SO AS TO REACH, OR MUST BE DEPOSITED WITH, THE COMPANY'S TRANSFER AGENT AND REGISTRAR, COMPUTERSHARE TRUST COMPANY OF CANADA, 100 UNIVERSITY AVENUE, 9TH FLOOR, TORONTO, ONTARIO, M5J 2Y1, NO LATER THAN 10 DAYS BEFORE THE DATE OF THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF, I.E., BEFORE APRIL 24, 2005.

Note - The masculine form used in this document designates both women and men.

[INDUSTRIAL ALLIANCE LOGO]

INFORMATION CIRCULAR FOR THE SOLICITATION OF PROXIES

      THIS INFORMATION CIRCULAR ("CIRCULAR") IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF INDUSTRIAL ALLIANCE INSURANCE AND FINANCIAL SERVICES INC. ("INDUSTRIAL ALLIANCE" OR THE "COMPANY") FOR USE AT THE GENERAL ANNUAL AND SPECIAL MEETING (THE "MEETING") OF THE HOLDERS OF COMMON SHARES (SHAREHOLDERS) AND PARTICIPATING POLICYHOLDERS OF THE COMPANY TO BE HELD ON WEDNESDAY, MAY 4, 2005 AT THE FAIRMONT LE CHATEAU FRONTENAC HOTEL, 1 RUE DES CARRIERES, QUEBEC CITY, QUEBEC, AT 2:00 P.M. (LOCAL TIME) OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF FOR THE PURPOSES SET FORTH IN THE ACCOMPANYING NOTICE OF GENERAL ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS AND PARTICIPATING POLICYHOLDERS. THE INFORMATION CONTAINED HEREIN IS GIVEN AS OF FEBRUARY 18, 2005, EXCEPT AS OTHERWISE NOTED.

      The solicitation of proxies will be made primarily by mail. However, the management of the Company may solicit shareholders' and participating policyholders' proxies at nominal cost by telephone or in person. The Company will pay brokers and other persons holding shares or participating policies for others their reasonable expenses for sending proxy material to beneficial owners or participating policyholders in order to obtain voting instructions. The Company will bear all expenses in connection with the solicitation of proxies.

APPOINTMENT AND REVOCATION OF PROXIES
      THE PERSONS NAMED IN THE ACCOMPANYING FORM OF SHAREHOLDER PROXY AND PARTICIPATING POLICYHOLDER PROXY ARE DIRECTORS AND OFFICERS OF THE COMPANY WHO HAVE BEEN DESIGNATED BY THE MANAGEMENT OF THE COMPANY TO REPRESENT SHAREHOLDERS AND PARTICIPATING POLICYHOLDERS RESPECTIVELY. EACH HOLDER ("SHAREHOLDER") OF COMMON SHARES ("COMMON SHARES") OF THE COMPANY AND EACH HOLDER OF A PARTICIPATING POLICY ISSUED BY THE COMPANY ("POLICYHOLDER") HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER OR POLICYHOLDER) OTHER THAN THE PERSONS DESIGNATED BY THE MANAGEMENT IN THE ACCOMPANYING FORMS OF PROXY TO REPRESENT HIM AT THE MEETING. To exercise this right, the Shareholder or Policyholder must insert the name of his proxyholder in the blank space provided on his form of proxy, or complete another form of proxy. To be valid, proxies must be deposited with the Company's Transfer Agent and Registrar, Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, 10 DAYS PRIOR TO THE COMMENCEMENT OF THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

      A Shareholder or Policyholder giving a proxy may revoke the proxy (a) by depositing an instrument in writing executed by the Shareholder or Policyholder or by his attorney duly authorized in writing (i) with the Secretary of the Company at 1080 Saint-Louis Road, P.O. Box 1907, Station Terminus, Quebec City, Quebec G1K 7M3, at any time up to and including the last business day preceding the day of the Meeting or any adjournment or adjournments thereof at which the proxy is to be used, or (ii) with the Chairman of the Meeting before the commencement of the Meeting or any adjournment or adjournments thereof, or (b) in any other manner permitted by law. If the Shareholder is a corporation, the instrument revoking the proxy must be executed by a duly authorized officer or attorney thereof.

      ANY INDIVIDUAL WHO HOLDS SHARES THROUGH A SECURITIES BROKER OR ANY OTHER FINANCIAL INSTITUTION AND WHO PERSONALLY WANTS TO ATTEND THE MEETING AND EXERCISE HIS VOTING RIGHTS MUST CONTACT HIS SECURITIES BROKER OR FINANCIAL INSTITUTION IN ORDER TO OBTAIN A PROXY FORM TO DESIGNATE HIM AS MANDATARY TO EXERCISE HIS VOTING RIGHTS.

EXERCISE OF VOTE BY PROXY
      The Common Shares represented by each properly executed Shareholder proxy will be voted or withheld from voting in accordance with the instructions of the Shareholder on any ballot that may be called for and, if the Shareholder has specified a choice with respect to any matter to be acted upon at the Meeting, shares represented by such proxies will be voted accordingly. IF NO CHOICE IS SPECIFIED BY A SHAREHOLDER WITH RESPECT TO ANY MATTER REFERRED TO IN PARAGRAPHS
(2), (3), (4), (5), (6) AND (7) OF THE NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING, THE PERSONS DESIGNATED BY THE MANAGEMENT OF THE COMPANY IN THE ENCLOSED FORM OF SHAREHOLDERS' PROXY WILL VOTE FOR THE ELECTION OF THE SHAREHOLDERS' DIRECTORS AND THE APPOINTMENT OF THE AUDITORS AND FOR EACH OF THE SPECIAL RESOLUTIONS PRESENTED AT THE MEETING. The accompanying proxy form confers on the persons named therein discretionary authority with respect to amendments that may be made to the matter referred to in the Notice of Meeting and the other matters that may be duly submitted to the Meeting or any adjournment or adjournments thereof. As at the date hereof, the management of the Company knows of no such amendment or matters to come before the Meeting. If any amendments or matters which are not known should properly come before the Meeting or any adjournment or adjournments thereof, the persons named in the accompanying form of proxy will vote on such matters according to their best judgment.

     With the exception of the by-law that applies to the remuneration of directors, no director has a material interest that can be affected by the adoption of the resolutions that will come before the Meeting.

     Proxyholders of the Participating Policyholders represented by each properly executed Participating Policyholder proxy will vote or withhold from voting as they see fit or, in respect of other proxies, in accordance with the instructions of the Participating Policyholder on any ballot that may be called for, subject to applicable law. THE PERSONS DESIGNATED BY THE MANAGEMENT OF THE COMPANY IN A PARTICIPATING POLICYHOLDER'S PROXY WILL VOTE ONLY IN RESPECT OF THE MATTER REFERRED TO IN PARAGRAPH (2) OF THE NOTICE OF GENERAL ANNUAL AND SPECIAL MEETING, NAMELY FOR THE ELECTION OF PARTICIPATING POLICYHOLDERS' DIRECTORS.

OUTSTANDING VOTING SHARES
     The Common Shares are the only securities of the share capital of the Company which carry voting rights. Each Common Share of the share capital of the Company confers on the holder thereof one vote in any ballot. As at February 18, 2005, the Company had 39,746,655 Common Shares issued and outstanding.

     Holders of Common Shares of record as at the close of business on March 14, 2005 (the "Shareholder Record Date") will be entitled to attend the Meeting and will each be entitled to one vote for each Common Share held by him, except that if a person acquires Common Shares after the Shareholder Record Date (a "Transferee") and (i) produces a properly endorsed share certificate, or otherwise establishes that he owns such shares, and (ii) demands not later than ten days before the date of the Meeting, or any adjournment or adjournments thereof, that the Transferee's name be included in the list of Shareholders entitled to vote at the Meeting, the Transferee, and not the holder of the Common Shares as at the close of business on the Shareholder Record Date, will be entitled to attend and vote those Common Shares at the Meeting or any adjournment or adjournments thereof and to exercise the voting rights related to these Common Shares.

PRINCIPAL HOLDERS OF SECURITIES
     An ACT RESPECTING INDUSTRIAL-ALLIANCE LIFE INSURANCE COMPANY (Quebec) (the "Act") prohibits the direct or indirect acquisition by any person of more than 10% of the outstanding Common Shares of Industrial Alliance. Where a person contravenes such restriction on ownership, such person cannot in such case exercise any of the voting rights attached to any of the Common Shares of the Company that he holds.

     To the best of the knowledge of the directors and officers of the Company, no individual or corporation beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the outstanding Common Shares of the Company.

PARTICIPATING POLICIES
     As at February 18, 2005, there were approximately 79,800 Participating Policyholders.

     Policyholders of record as at the close of business on February 18, 2005 (the "Policyholder Record Date") will be entitled to attend the Meeting and will each be entitled to one vote for the election of Participating Policyholders' directors, except that if a person has, after the Policyholder Record Date, transferred the policy entitling the holder to vote, the transferee will be entitled to one vote at the Meeting and the assignor shall no longer have a voting right.

ELECTION OF DIRECTORS
     Since demutualization, and in accordance with the COMPANIES ACT, the Company's directors are elected for a one year term. However, as a transitional provision, the Act authorizing the conversion of the Company into a stock company provided for a transition period during which the term of directors would be for a three year period. This transition period ended in 2003. The terms of approximately one third of the directors expires this year.

     One third of Industrial Alliance's directors are elected by the Policyholders while the remaining directors are elected by the Shareholders in accordance with the legislation that applies to companies that issue participating policies. The nominees for the Participating Policyholders' directors will be elected by a separate vote of the Policyholders.

     Each director elected at the Meeting or any adjournment or adjournments thereof, will hold office until the close of the next Annual General Meeting of Shareholders and Policyholders on which his mandate expires, unless he resigns or otherwise vacates his office.

     In 2002, the Board of Directors adopted a policy aimed to incite directors to hold Common Shares or Deferred Share Units for an amount equivalent to three times the annual remuneration received as a director, which corresponds to the value of about 1,000 shares of the Company. All new directors have a period of 5 years to comply with this policy.

     The following tables set forth the name, municipality and province of residence of each person whose term of office will expire at the close of the Meeting or any adjournment or adjournments thereof and who is expected to be nominated to serve as a Shareholders' or as a Participating Policyholders' director, his principal occupation, the year in which he first became a director, the number of Common Shares and Deferred Share Units (DSU) beneficially owned, directly or indirectly, as at February 18, 2005, or over which control or direction was exercised by each nominee as at that date, and the date upon which his term of office will expire. All directors are Canadian residents. In the past, no director has been the subject of a ban from trading or similar order, nor has any director gone bankrupt or been subject to a bankruptcy proposal.

                 Shareholders' Directors Nominated for Election

                                                           APPROXIMATE NUMBER OF
                                                         COMMON SHARES OR DEFERRED
                                                       SHARE UNITS (DSU)BENEFICIALLY
NAME AND MUNICIPALITY OF RESIDENCE        DIRECTOR      OWNED DIRECTLY OR INDIRECTLY       DATE OF EXPIRATION
AND PRINCIPAL OCCUPATION                    SINCE        OR CONTROLLED OR DIRECTED         OF TERM OF OFFICE
----------------------------------        --------     -----------------------------       ------------------
                                                              SHARES        (DSU)
                                                              ------        -----
PIERRE BRODEUR (2) (4)                   January 1999          5,000           --            May 4, 2005
Longueuil, Quebec
Corporate Director

YVON CHAREST (1)                             May 1999         36,221        9,776            May 4, 2005
Quebec City, Quebec
President and Chief Executive Officer
Industrial Alliance

ANNE DUTIL (3)                          February 1996          1,000           --            May 4, 2005
St-Benoit Labre, Quebec
President
Placements Lacroix Dutil, inc.

JOHN LEBOUTILLIER (1) (2)                    May 1997          8,100           --            May 4, 2005
Montreal, Quebec
Chairman of the Board and President
Mazarin Inc.

FRANCIS P. McGUIRE (5)                       May 2001            300        3,152            May 4, 2005
Fredericton, New Brunswick
President and Chief Executive Officer
Major Drilling Group International Inc.

GUY SAVARD (1) (2)                           May 1995             --        3,028            May 4, 2005
Montreal, Quebec
Vice-Chairman of the Board and
Chairman of the Board of Quebec
Operations Merrill Lynch Canada Inc.

         Participating Policyholders' Directors Nominated for Election

                                                           APPROXIMATE NUMBER OF
                                                         COMMON SHARES OR DEFERRED
                                                       SHARE UNITS (DSU)BENEFICIALLY
NAME AND MUNICIPALITY OF RESIDENCE        DIRECTOR     OWNED DIRECTLY OR INDIRECTLY     DATE OF EXPIRATION
AND PRINCIPAL OCCUPATION                   SINCE         OR CONTROLLED OR DIRECTED      OF TERM OF OFFICE
----------------------------------        --------     -----------------------------    ------------------
                                                              SHARES        (DSU)
                                                              ------        -----

LOUIS BERNARD(1)(3)                       March 1999          3,000           --            May 4, 2005
Montreal, Quebec
President
Louis Bernard Consultant Inc.
(lawyer)

ROBERT LACROIX(5)                          July 2004             --          118            May 4, 2005
Montreal, Quebec
Rector
Universite de Montreal


GILLES LAROCHE(1)(4)                   November 1994            200        1,107            May 4, 2005
North Hatley, Quebec
Corporate Director

JIM PANTELIDIS(2)                      February 2002          1,000          883            May 4, 2005
Toronto, Ontario
President
J.P. & Associates Ltd.

----------
(1)  Executive Committee
(2)  Investment Committee
(3)  Audit Committee
(4)  Human Resources and Corporate Governance Committee
(5)  Ethics Committee

      The following table sets forth the names of the Shareholders' and Participating Policyholders' directors who are not candidates for election at the Meeting and whose term of office as directors will continue after the Meeting, their municipality of residence, their principal occupation, the year in which they first became directors, the number of Common Shares and Deferred Share Units officially owned, directly or indirectly, as at February 18, 2005, or over which control or direction was exercised by each director as at that date, the date upon which their term of office will expire and whether they represent Shareholders or Participating Policyholders.

      Shareholders' and Participating Policyholders' Directors Who are not
                     Candidates for Election at the Meeting

                                                              APPROXIMATE NUMBER OF
                                                            COMMON SHARES OR DEFERRED
                                                                SHARE UNITS (DSU)
                                                         BENEFICIALLY OWNED DIRECTLY OR
NAME AND MUNICIPALITY OF RESIDENCE           DIRECTOR      INDIRECTLY OR CONTROLLED OR    DATE OF EXPIRATION       TYPE
AND PRINCIPAL OCCUPATION                      SINCE                 DIRECTED              OF TERM OF OFFICE     OF DIRECTOR
----------------------------------           --------    ------------------------------   ------------------    -----------
                                                                 SHARES    (DSU)
                                                                 ------    -----
MARY C. ARNOLD(3)                            May 2003             1,000       --                2006            Shareholders'
Edmonton, Alberta                                                                                               director
President
Richford Holdings Ltd.

MICHEL GERVAIS(3)                        January 1997             1,040       --                2006            Shareholders'
Quebec City, Quebec                                                                                             director
Executive Director
Centre hospitalier Robert-Giffard

LISE LACHAPELLE(1)(4)                        May 1995             2,000    1,305                2006            Shareholders'
Ile-des-Soeurs, Quebec                                                                                          director
Corporate Director

DAVID R. PETERSON                          March 1991             1,000    2,252                2006            Participating
Toronto, Ontario                                                                                                Policyholders'
Chairman of the Board                                                                                           director
Cassels Brock & Blackwell LLP

----------
(1)  Executive Committee
(2)  Investment Committee
(3)  Audit Committee
(4)  Human Resources and Corporate Governance Committee
(5)  Ethics Committee

     During the past five years, all the above-mentioned directors fulfilled management functions in the same companies or their affiliates, except for: Mr. Pierre Brodeur who, prior to June 2003, was President and Chief Executive Officer of Sico Inc.; Mr. Michel Gervais who, prior to January 2000, was President, Commission des universites sur les programmes; Ms. Lise Lachapelle who, prior to February 2002, was President of the Canadian Pulp and Paper Association, now known as the Forest Products Association of Canada; Mr. John LeBoutillier, who, prior to January 2004, was Chairman of the Board of Intellium Technologies Inc., and prior to March 2000, was President and Chief Executive Officer of Iron Ore Company of Canada; Mr. Francis P. McGuire, who, prior to August 2000, was Vice-President, Marketing and Business Development of MITI Information Technology Inc.; Mr. Gilles Laroche, who, prior to June 2000, was Chairman of the Board of The QuebecTel Group Inc., now known as Telus Quebec; and Mr. Jim Pantelidis who, prior to 2002, was Chairman of the Board and Chief Executive Officer of Bata Shoe Organization.

SUPPLEMENTARY INFORMATION ON THE DIRECTORS AND CANDIDATES FOR ELECTION

     In the following lines the Shareholders will find biographical notes on the directors and a list of the main boards of directors on which they sit.

     MARY C. ARNOLD -- (age 48, director since 2003) An accountant, Ms. Arnold spent many years with Price Waterhouse before becoming an associate member of Arnold Consulting Group and then President of Richford Holdings Ltd., an investment consultation services company. She is greatly involved in the Institute of Chartered Accountants on both a provincial and national level. She has expertise in corporate governance and as a member of audit committees. Ms. Arnold is a member of the board of EPCOR Utilities Inc., Canada Pension Plan Investment Board and Credit Union Deposit Guarantee Corporation.

     LOUIS BERNARD -- (age 67, director since 1999) A lawyer by profession, Mr. Bernard spent a large part of his career in high level positions of the Quebec Public Service before becoming Executive Vice-President and Secretary of the Laurentian Bank of Canada until 1999.

Mr. Bernard is director of Place des Arts and the Montreal Museum of Fine Arts.

     PIERRE BRODEUR -- (age 57, director since 1999) Mr. Brodeur has always been associated with the distribution of products and services, particularly with Videotron in Europe, as well as with Steinberg and Weston. Mr. Brodeur is a director of RONA Inc. and VAN HOUTTE INC.

     YVON CHAREST -- (age 48, director since 1999) An actuary, Mr. Charest has spent his entire career at Industrial Alliance. His active involvement in industry business and his profession, as well as various government steering committees has allowed him to increase his contacts and knowledge of the field of insurance.

     Mr. Charest is director of Industrial Alliance Insurance and Financial Services Inc., Industrial-Alliance PACIFIC Life Insurance Company, The National Life Assurance Company of Canada and other Industrial Alliance Group companies.

     ANNE DUTIL -- (age 57, director since 1996) Ms. Dutil has a degree in administration sciences and has had a career as manager in manufacturing, including Groupe Procycle Inc. She currently heads a real estate company. Ms. Dutil is director of Placements Lacroix Dutil, inc., and Fonds d'assurance de responsabilite-professionnelle de l'Ordre des dentistes du Quebec.

     MICHEL GERVAIS, O.C. -- (age 60, director since 1997) Having spent a major part of his career as a professor at Laval University, Mr. Gervais was Rector of this university from 1987 to 1997. He has presided over various national and international organizations. Since 2000, he has been Executive Director of the Centre hospitalier Robert-Giffard, a university mental health institute. Mr. Gervais is director of Guillevin International Co. and Vice-President of the Canadian Foundation for Innovation.

     LISE LACHAPELLE -- (age 55, director since 1995) An economist, Ms. Lachapelle made her career with the Federal Minister of Industry and International Commerce as assistant deputy minister before becoming First Vice-President of the Montreal Stock Exchange, then President and Chief Executive Officer of the Canadian Pulp and Paper Association from 1994 to 2002. She is currently a consultant in corporate strategy.

Ms. Lachapelle is director of Abitibi Consolidated Inc., Russel Metals Inc., Mirabaud Canada Inc., Innergex Energy and BNP Paribas (Canada).

     ROBERT LACROIX -- (age 65, director since 2004) An economist, Mr. Lacroix is a professor at Universite de Montreal where he has held several administrative positions. He has been rector of the Universite de Montreal since 1998. He is also President of the Conference des recteurs et des principaux des universites du Quebec and Chairman of the Board of the Foundation for Educational Exchange between Canada and the United States.

     GILLES LAROCHE -- (age 67, director since 1994) An engineer, Mr. Laroche spent his entire career at Quebec Telephone Inc. now known as Telus Quebec, where he was President and Chief Executive Officer from 1991 until his retirement in 1999.

     JOHN LEBOUTILLIER, C.M. -- (age 60, director since 1997) A lawyer with an MBA, Mr. LeBoutillier was employed by The Price Company Limited for ten years, and was President and Chief Executive Officer of Sidbec-Dosco Inc. from 1983 to 1996. From 1996 to 2000, he was President and Chief Executive Officer of the Iron Ore Company of Canada. He is currently Chairman and President of Mazarin Inc., a company dedicated to the development of the chrysotile sector.

Mr. LeBoutillier is Chairman of the Board of Roctest Ltd. and a director of Novamerican Steel Inc., Shermag Inc., Asbestos Corporation Limited, McWatters Mining Inc. and the Societe generale de financement du Quebec.

Mr. LeBoutillier is the director that the Board intends to appoint as the next Chairman of the Board of the Company.

     FRANCIS P. MCGUIRE-- (age 53, director since 2001) A career director, Mr. McGuire held several high level positions in the New Brunswick public service before joining MITI Information Technology Inc. in 1998. Since 2000, he has been President and Chief Executive Officer of Major Drilling Group International Inc., which has operations around the world.

Mr. McGuire is director of Kelman Technologies Inc. and Major Drilling Group International Inc.

     JIM PANTELIDIS -- (age 59, director since 2002) Bachelor of Science and Masters of Business Administration, Mr. Pantelidis spent a large part of his career in the Petroleum sector with Gulf Canada and Petro-Canada, where he was an Executive Vice President at the time of his departure. Between 1999 and 2001, he was Chairman and Chief Executive Officer of the Bata Shoe Organization. From 2002 to 2003, Mr. Pantelidis was President of J.P. & Associates, a strategic consulting group. In 2004, Mr. Pantelidis became Chairman and Chief Executive Officer of FisherCast Global Corporation.

     Mr. Pantelidis is also Chairman of the Board of The Consumers' Waterheater Income Fund, Director of Parkland Income Fund and Director of RONA Inc.

     DAVID R. PETERSON -- (age 61, director since 1991) A lawyer, Mr. Peterson was elected to the Ontario Legislative Assembly in 1975, where he was Premier from 1985 to 1990. He is Chairman of the Board and Senior Partner of the legal firm Cassels Brock & Blackwell LLP in Toronto.

Mr. Peterson is director of Rogers Communications Inc., Rogers AT&T Wireless, BNP Paribas (Canada), Ivanhoe Cambridge and Inscape Corporation.

     GUY SAVARD, C.M. -- (age 62, director since 1995) A chartered accountant, Mr. Savard worked for a number of chartered national accounting firms before beginning a career in securities and finally as an investment banker. He has been President of the Caisse de depot et placement du Quebec. He is currently Vice-Chairman of the Board and Chairman of the Board of the Quebec operations of Merrill Lynch Canada Inc.

Mr. Savard is a director of Merrill Lynch Canada Inc.

      The following table shows the attendance of directors at board meetings and meetings of the committees they were part of for the financial year ended December 31, 2004. The board met nine times during the year.

                             Attendance at Meetings

                                                                                            Human Resources
                                              Executive       Investment      Audit           and Corporate        Ethics
Directors(1)                     Board        Committee        Committee    Committee     Governance Committee    Committee
------------                     -----        ---------        ---------    ---------     --------------------    ---------
Mary C. Arnold                    8/9               -               -          8/8                    -                -
Louis Bernard                     8/9             1/1               -          8/8                    -                -
Pierre Brodeur                    8/9               -             6/6            -                  5/5                -
Yvon Charest                      9/9             1/1               -            -                    -                -
Anne Dutil                        9/9               -               -          8/8                    -                -
Raymond Garneau(2)                9/9             1/1             6/6            -                  5/5              1/1
Michel Gervais                    9/9               -               -          8/8                    -                -
Lise Lachapelle                   9/9             1/1               -            -                  5/5                -
Robert Lacroix(3)                 3/3               -               -            -                    -              1/1
Gilles Laroche                    9/9             1/1               -            -                  5/5                -
John LeBoutillier                 9/9             1/1             6/6            -                    -                -
Francis P. McGuire                8/9               -               -            -                    -              1/1
Jim Pantelidis                    8/9               -             6/6            -                    -                -
David R. Peterson                 9/9               -               -            -                    -                -
Guy Savard                        4/9             1/1             4/6            -                    -                -

----------
(1) The numerator indicates the number of attendances and the denominator indicates the number of meetings.

(2)  Not eligible for reelection.

(3)  Joined the Board in July 2004.

     As at February 18, 2005, the directors of the Company beneficially owned, as a group, directly or indirectly, 59,861 Common Shares of the Company, representing approximately 0.15% of the outstanding Common Shares (excluding Deferred Share Units).

     Information as to Common Shares beneficially owned by each nominee, or over which each nominee exercised control or direction, as at February 18, 2005, being information not within the knowledge of the Company, has been furnished by the nominees individually.

     Pursuant to sections 291 and following of the ACT RESPECTING INSURANCE (Quebec) and the General By-Laws of the Company, the Board of Directors of the Company has an obligation to form an Audit Committee. The directors who serve on this committee are Mesdames Mary C. Arnold and Anne Dutil and Messrs. Louis Bernard and Michel Gervais. Section 285.l3 and following of the same Act also provides that the Board of Directors shall form an Ethics Committee. The directors who serve on the latter committee are Messrs. Raymond Garneau, Robert Lacroix and Francis P. McGuire.

REMUNERATION OF DIRECTORS AND OTHER INFORMATION

     Each director receives an annual fee of $20,000 for his services in such capacity, plus $1,250 for each board or board committee meeting attended, except for directors who are executive officers of the Company, who do not receive any compensation for attending meetings of the Board or its committees. When a committee meeting is held by telephone conference, the attendance allowance is reduced to $500. The Chairman of the Board is entitled to additional annual compensation of $150,000. Each board committee chairperson receives additional compensation of $3,000 per year, except for the chairpersons of the Audit and Investment Committees who receive additional compensation of $5,000 per year, and each member of a committee receives additional compensation of $1,500 per year. In addition, the amount of $1,250 for attendance at meetings increases to $2,250 in the case of a director who is not resident in Quebec or Ontario and who travels to attend the meeting. The compensation of directors is paid to them in full or in part in their choice of cash or Deferred Share Units. A Deferred Share Unit is an accounting entry corresponding to the value of common shares credited to an account in a director's name and payable in cash on a specific date when he leaves the board. Directors are also entitled to reimbursement for expenses incurred in order to attend board or board committee meetings.

     The Company has underwritten liability insurance for the directors and officers. This insurance provides a guaranteed overall limit of $25 million per year, subject to a $50,000 deductible per claim for the Company. This policy also provides direct coverage with no deductible for each director and manager if he is not compensated by the Company. The annual premium is $349,720 excluding applicable taxes.

     During regular meetings, the Board of Directors holds meetings or portions of meetings in the absence of management, as the Human Resources and Corporate Governance Committee does on occasion. During these meetings or parts of meetings, the members examine certain subjects of strategic importance such as long-term planning, the general management succession plan andthe evaluation of the board.

     The Company has implemented policies concerning the directors, including the Code of Ethics, the disclosure policy and the insider-trading policy. Each director received a copy of these different policies and signed a declaration of compliance.

     When choosing directors to form the Audit Committee, the Board of Directors seeks candidates that enable the Company to meet best practices in similar matters. Currently, one committee member is an accountant by training in addition to being a member of a professional accounting organization and is very involved in the institute of chartered accountants. Another member has a degree in administration and the other members have good knowledge of the world of business. All members of the Audit Committee must be outside directors.

     In the last few years, the Board of Directors has gradually implemented a formal process to evaluate the Board of Directors under the joint responsibility of the Chairman of the Board and the Chairman of the Human Resources and Corporate Governance Committee. This evaluation is made through a questionnaire and formal discussions with each director, and a report is made to the Human Resources and Corporate Governance Committee which then reports to the Board. In 2004, the board began to implement an individual evaluation process of the directors.

REPORT BY THE HUMAN RESOURCES AND CORPORATE GOVERNANCE COMMITTEE ON EXECUTIVE COMPENSATION

     Compensation is one of the methods the Company uses to attract, motivate and retain competent executives who are oriented towards the growth of the Company's return and the investment of shareholders. To do this, the board entrusts the Human Resources and Corporate Governance Committee with the mandate to review the overall compensation policies and make recommendations concerning executive compensation.

     The committee is composed of four external directors. The members of this committee are: Mr. Gilles Laroche, acting as Chairman, Ms. Lise Lachapelle and Messrs. Pierre Brodeur and Raymond Garneau.

     In general, Industrial Alliance's compensation policies aim to pay compensation comparable to that paid in the life and health insurance industry. Industrial Alliance participates in various compensation studies and, on occasion, retains the services of external consultants in order to ensure the fair evaluation of its relative position in the industry.

     The Company's executive compensation program is designed to attract and retain competent and experienced executives who will contribute to the success of Industrial Alliance. Through the program, the executives are motivated to reach the Company's annual return objectives and improve the long-term value for the shareholders and policyholders. In 2002, the board adopted a policy to obligate certain designated executive officers to hold Company shares for a value equal to twice the annual base salary.

     The executive compensation program contains four items: salary, bonuses, the long-term incentive plan in the form of a stock option plan and retirement plans.

     In the last year, no recommendation made by the Human Resources and Corporate Governance Committee was rejected or subject to a significant modification by the Board, and the recommendations of the Human Resources and Corporate Governance Committee were not subject to dissidence by the members of the Human Resources and Corporate Governance Committee.

EXECUTIVE COMPENSATION

     The following table provides a summary of compensation earned during the fiscal years ended December 31, 2004, 2003 and 2002 by the President and Chief Executive Officer, the Chief Financial Officer and by the three most highly compensated executive officers of the Company (the "Named Executive Officers") on the basis of total compensation, such as salary, bonus or otherwise. Specific aspects of this compensation are dealt with in further detail in the following tables.

                           Summary Compensation Table

                                                                                                LONG-TERM
                                                           ANNUAL COMPENSATION                 COMPENSATION
                                                   ------------------------------------   -----------------------
                                                                           OTHER ANNUAL     NUMBER OF SECURITIES      ALL OTHER
NAME AND PRINCIPAL OCCUPATION             YEAR     SALARY      BONUS(1)   COMPENSATION(2)  UNDER OPTIONS GRANTED(3) COMPENSATION(4)
-----------------------------             ----     ------      --------   ---------------  ------------------------ ---------------
YVON CHAREST                              2004     $572,832    $549,604     $15,132              40,000                $20,569
President and Chief Executive Officer     2003     $546,624    $463,892     $12,484              36,000                $18,900
Industrial Alliance                       2002     $520,572    $216,000     $13,226              30,000                $17,895

NORMAND PEPIN                             2004     $337,064    $238,614      $6,567              28,000                $20,741
Executive Vice-President                  2003     $322,556    $212,287      $6,670              24,000                $18,736
Life Subsidiaries and                     2002     $300,040    $110,961     $11,563              20,000                $17,650
Individual Insurance and Annuities
Industrial Alliance

JOHN B. GILL                              2004     $320,960    $208,598      $8,208              15,000                $23,128
President                                 2003     $313,132    $173,444      $8,208              18,000                $21,447
Industrial-Alliance PACIFIC Life          2002     $305,495    $127,391      $8,208              16,000                $21,170
Insurance Company

YVON COTE                                 2004     $308,204    $214,633        $841              20,000                $25,299
Vice-President and General Manager        2003     $294,944    $193,480        $598              18,000                $17,071
Finance and Investment                    2002     $280,904     $82,754     $10,228              16,000                $21,529
Industrial Alliance

DENIS RICARD                              2004     $141,784     $70,714     $10,216               8,000                $11,101
Senior Vice-President and                 2003            -           -           -                   -                      -
Chief Actuary                             2002            -           -           -                   -                      -
Industrial Alliance
(Acting as Chief Financial Officer)

----------
(1) The bonus is established according to a predetermined formula and is paid in cash during the first three months of the following year.

(2) Other annual compensation includes the use of an automobile and other taxable benefits such as subsidized meals, subsidized parking, service anniversary bonus.

(3)  This table indicates the options outstanding as at December 31, 2004.

(4) All other compensation includes life insurance premiums and other benefits paid by the employer in the group insurance plan, the employer's contribution to a defined benefit pension plan and the employer's contribution to an employee savings plan.

REMUNERATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     The remuneration policies described above also apply to the President and Chief Executive Officer. His salary and bonus conditions are established according to a comparison with the remuneration that is payable in the field of life insurance and financial services in Canada. The objectives of the President and Chief Executive Officer are established at the beginning of the year and the Human Resources and Corporate Governance Committee evaluates the performance of the President and Chief Executive Officer according to his objectives and after consultation with the board members.

     The President participates in an annual bonus plan as do all Company management personnel. 40% of the bonus is based on the achievement of the corporate profitability objectives, 35% on business development, 10% on cost control, while 15% of the bonus is based on seven pre-determined criteria evaluated by each director.

     The target bonus for each of the four categories of objectives is equal to 55% of salary and the bonus is paid when the financial results are in line with the business plan and the qualitative evaluation fully meets expectations. For each objective, the bonus paid may vary between 50% and 200% of the target bonus based on pre-established minimums and maximums.

     The determination of objectives for purposes of the bonus plan takes into account the business plan approved by the Board of Directors, as well as the objectives communicated to the financial markets. More specifically, the minimum, target and maximum level for 2004 were as follows:

                                                 Minimum                                          Maximum
Objective                                         level                   Target                   level
----------                                       -------                  ------                  -------
Profitability (return on equity)                   13%                 Business plan          Business plan +4%

General expenses                       102% of the business plan       Business plan      96% of the business plan

Growth of operations                               (1)                 Business plan                (1)


----------
(1) In general, the minimum level is established according to the previous year's results, while the maximum level is guided by our objective of industry growth +5%.

     The following table summarizes the calculation of the bonus for 2003 and 2004, for each of the four categories of objectives.

                                               Results as a %
Objective                 Weighting (%)        of the target                Bonus ($)
---------                 -------------        -------------                ---------
                                             2003         2004         2003          2004
                                             ----         ----         ----          ----
Profitability                   40           200.0        200.0      240,500       252,100
New business                    35            93.0        151.8       97,900       167,400
Cost control                    10           200.0        188.0       60,100        59,200
Qualitative                     15           145.0        150.0       65,400        70,900
TOTAL                          100           154.0        174.4      463,900       549,600

LONG-TERM INCENTIVE PLAN (STOCK OPTION PLAN)

     The Company has set up a stock option plan (the "Stock Option Plan") for members of management and full-time employees or other service providers of the Company and its subsidiaries, who are designated from time to time by the Board of Directors of the Company or by any other committee of the Board having authority in this regard. Under the plan, a total of 2,630,652 Common Shares (or approximately 7% of the number of Common Shares outstanding at the time the plan is created) may be granted for issuance by the Human Resources and Corporate Governance Committee of the Board.

     The Human Resources and Corporate Governance Committee grants options and determines the number of Common Shares under options, the exercise price, the expiry date of the option and the date from which it may be exercised. The Committee anticipates that grants will be made to members of management on a yearly basis. The value of such grants will be based on the participant's compensation, his management level and his involvement in the Company's results. Even though the plan also applies to directors, the terms of application to directors have not yet been defined and no options have as yet been granted, the Board has decided to not include the options of directors in the plan applicable to management. The options are non-transferable and no person may be granted options for more than 1.4% of the issued and outstanding shares (as defined in the Stock Option Plan) of the Company. No option may be granted for a term of more than 10 years and the exercise price of each option is equal to the weighted average price of the shares traded on The Toronto Stock Exchange during the five trading days immediately preceding the day on which the option is granted.

     In addition, the Stock Option Plan provides that the maximum number of Common Shares that may be reserved for issuance under options held by insiders or that may be issued to insiders in a one-year period may not exceed 7% of the outstanding issue. The Stock Option Plan also provides that the maximum total number of Common Shares issuable in a one-year period to an insider and his associates may not exceed 1.4% of the outstanding issue.

     The Company does not have a policy of providing financial assistance to permit the exercise of options granted under the plan. Under the plan, options are not transferable and according to plan provisions the vesting of options is reduced or cancelled in the event of the beneficiary's departure, death ore retirement. The plan cannot be modified without the consent of the shareholders.

     As at February 18, 2005, senior executives had options to purchase a total of 1,439,000 Common Shares of the Company. These options were granted as indicated in the following table:

                          Number of        Number           Share            Price at the
Beneficiary's Group     beneficiaries   of optioned    Exercise Price ($)   Grant date ($)        Expiry Date
-------------------     -------------   -----------    ------------------   --------------        -----------
Senior executives            29            282,000          38.11                37.80         February 11, 2011
                             31            308,000          45.62                45.10         February 12, 2012
                             33            170,000          37.25                37.00         February 11, 2013
                              2             10,000          37.99                38.40          October 28, 2013
                             36            215,000          46.88                46.39         February 10, 2014
                             35            228,000          57.44                55.90          February 8, 2015

Executive director            1             60,000          38.11                37.80         February 11, 2011
                              1             60,000          45.62                45.10         February 12, 2012
                              1             30,000          37.25                37.00         February 11, 2013
                              1             36,000          46.88                46.39         February 10, 2014
                              1             40,000          57.44                55.90          February 8, 2015

     The members of senior management who have been granted stock options include Messrs. Yvon Charest, who has options to purchase 226,000 shares; Denis Ricard, 16,000 shares; Normand Pepin, 137,000 shares; John B. Gill, 82,000 shares; and Yvon Cote, 113,000 shares.

RETIREMENT PLAN FOR THE NAMED EXECUTIVE OFFICERS
     The Named Executive Officers of the Company participate in the Company's registered pension plans and qualify for supplemental retirement annuities under the Company's supplemental pension plans. These plans are defined benefit plans.

     The annuity under these plans is calculated on the basis of a maximum of 2% of the average salary and performance bonus for the best five years, multiplied by the number of credited years of service and is limited to 70% of the average salaries and bonuses. The normal form of annuity is a joint and last survivor annuity for which the amount payable to the spouse is reduced on the death of the annuitant to 68% of the amount paid to the annuitant before his death.

     The annual retirement annuity provided for under the registered pension plans is limited to the maximum amount authorized by the tax authorities for each credited year of service. The annual retirement annuity payable under the supplemental pension plans is calculated according to the formula described below, less the annuity payable under the registered pension plans.

                          Retirement Annuities Payable

                                           Years of Service
                                           ----------------
SALARY(1)                5           10            20            30           35
  ($)                   ($)          ($)           ($)           ($)          ($)
---------               ---          ---           ---           ---          ---
200,000                20,000       40,000        80,000       120,000      140,000
250,000                25,000       50,000       100,000       150,000      175,000
300,000                30,000       60,000       120,000       180,000      210,000
350,000                35,000       70,000       140,000       210,000      245,000
400,000                40,000       80,000       160,000       240,000      280,000
450,000                45,000       90,000       180,000       270,000      315,000
500,000                50,000      100,000       200,000       300,000      350,000
600,000                60,000      120,000       240,000       360,000      420,000
700,000                70,000      140,000       280,000       420,000      490,000
800,000                80,000      160,000       320,000       480,000      560,000

----------
(1)  Average annual income (salary and bonus) for the best five years.

     As at December 31, 2004, Mr. Charest had 25.6 years of credited service, Mr. Cote had 35 years, Mr. Gill had 22.5 years, Mr. Pepin had 31.6 years and Mr. Ricard had 17 years.

ADDITIONAL INFORMATION CONCERNING THE RETIREMENT PLANS FOR THE NAMED EXECUTIVE OFFICERS
     The preceding section on the retirement plans for the named executive officers is consistent with disclosure regulations currently in effect. For greater transparency and to present clearer information for the shareholders, in the following table we have indicated the retirement benefit liabilities as at December 31, 2004 and the estimated annual retirement benefits on the retirement date for each of the named executive officers.

                        Retirement benefit liability        Estimated annual retirement benefit
                           as at December 31, 2004                on the retirement date
                        ----------------------------        -----------------------------------
Yvon Charest                     $3,277,634                               $726,302
Normand Pepin                    $2,624,731                               $335,852
Yvon Cote                        $2,881,619                               $283,550
Denis Ricard                       $330,512                               $151,357
John Gill                        $2,565,934                               $186,806

     The retirement benefit liability as at December 31, 2004 represents the actuarial value as at December 31, 2004 of the retirement annuity credited to the named executive officer for the number of years of service credited on that date and which is totally vested.

     The estimated annual retirement benefit on the retirement date represents the amount of annuity that would be payable to the named executive officer if he were to work until age 60 or if he were to retire immediately if he had reached age 60 on December 31, 2004.

     The assumptions used are those that are described in note 24 - Employee Future Benefits in the financial statements contained in the annual report. Given that assumptions are the Company's best estimates with respect to future events, the values in the above table may not be directly comparable to similar estimates disclosed by other companies.

CONTRACTS OF EMPLOYMENT AND AGREEMENTS IN THE EVENT OF A CHANGE OF CONTROL
     In June 2000, the Company adopted an Indemnification Policy in the Event of a Change of Control of Industrial Alliance with the purpose of specifying the nature of the indemnities to be granted to certain eligible executives if their employment were not maintained in the event of a change of control, as defined in the policy. The said policy provides that if a change of control occurs and the Company terminates the employment of a senior executive without cause within 24 months following the date of change in control, the senior executive shall be entitled to: a lump-sum payment (subject to the customary withholdings) generally equal to 24 months of base salary, all amounts (subject to the customary withholdings) to be paid to him under the Stock Option Plan, a lump-sum payment (subject to the customary withholdings) equal to twice the average bonuses for the previous three years, maintenance of employment benefits for up to 24 months, all vacation days earned but not taken, credited service of up to 24 months for purposes of the supplementary retirement plan and certain modified conditions related to early retirement.

     For the Human Resources and Corporate Governance Committee

     Gilles Laroche, Chairman

PERFORMANCE GRAPH

     The following graph illustrates changes in the price of IAG Stock since the Company demutualized, as compared to the S&P/TSX compound index. Industrial Alliance is listed on the Toronto Stock Exchange under the ticker symbol IAG. Industrial Alliance shares were issued at an initial price of $15.75 on February 3, 2000.

        CHANGES IN THE PRICE OF IAG STOCK AND THE S&P/TSX COMPOSITE INDEX
                     FROM FEBRUARY 3, 2000 TO MARCH 1, 2005
                       (BASE 100 AS AT FEBRUARY 3, 2000)

                                    [CHART]

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS
     The total indebtedness relating to the purchase of securities of the Company or its subsidiaries incurred by directors, officers and employees of the Company or its subsidiaries as at February 18, 2005 totalled $2,161,687.50.

   Table of Indebtedness of Directors, Executive Officers and Senior Officers

                                                                    LARGEST AMOUNT
                                                                      OUTSTANDING                   AMOUNT
                                          INVOLVEMENT OF              DURING LAST               OUTSTANDING AS
NAME AND PRINCIPAL                           ISSUER OR                 COMPLETED                AT FEBRUARY 18,
OCCUPATION                                  SUBSIDIARY             FINANCIAL YEAR ($)              2005 ($)*
------------------                        --------------           ------------------           --------------
YVON CHAREST                            Industrial Alliance            478,386.89                  425,250.00
President and Chief                     as lender
Executive Officer
Industrial Alliance Insurance
and Financial Services Inc.

NORMAND PEPIN                           Industrial Alliance            318,924.59                  283,500.00
Executive Vice-President                 as lender
Life Subsidiaries and
Individual Insurance and
Annuities
Industrial Alliance Insurance
and Financial Services Inc.

YVON COTE                               Industrial Alliance            325,259.11                  283,500.00
Vice-President and                      as lender
General Manager
Finance and Investment
Industrial Alliance Insurance
and Financial Services Inc.

MICHEL GAUTHIER                         Industrial Alliance            159,462.30                  141,750.00
Vice-President and                      as lender
General Manager
Administration
Individual Insurance and
Annuities
Industrial Alliance Insurance
and Financial Services Inc.

REFAT A. JIWANI                         Industrial Alliance            143,516.07                  127,575.00
Vice-President and                      as lender
Corporate Controller
The National Life Assurance
Company of Canada

RENE E. TRUDEAU                         Industrial Alliance            227,681.37                  198,450.00
Executive Vice-President                as lender
and Chief Operating Officer
The National Life Assurance
Company of Canada

JOHN B. GILL                            Industrial Alliance            334,870.82                  297,675.00
President                               as lender
Industrial-Alliance PACIFIC
Life Insurance Company

GERALD BOUWERS                          Industrial Alliance            146,366.60                  127,575.00
Vice-President and                      as lender
General Manager
Individual Insurance and
Annuities, Canada
Industrial-Alliance PACIFIC
Life Insurance Company

RONALD W. PEPPER                        Industrial Alliance           146,366.60                   127,575.00
Vice-President and                      as lender
General Manager
Individual Insurance, U.S.
Industrial-Alliance PACIFIC
Life Insurance Company

MICHAEL L. STICKNEY                     Industrial Alliance            170,761.03                  148,837.50
Vice-President and                      as lender
General Manager
Group Insurance
Industrial-Alliance PACIFIC
Life Insurance Company


* These loans are repayable in annual instalments equal to 10% of the principal starting June 1, 2004 and bear interest at a variable rate according to the rate prescribed by the tax authorities to determine that there is no taxable advantage for the borrower. The proceeds of the loans were used by the borrowers to purchase Common Shares of the Company. The loans are repayable upon termination of employment of the borrower with the Company. There was no interest due and unpaid on these loans as at February 18, 2005.

INSIDERS AND OTHERS WITH AN INTEREST IN MATERIAL TRANSACTIONS
     To the best of the Company's knowledge, none of the directors, officers, nominee directors or other insiders of the Company, nor any related persons or associates of the latter, had an interest in a material transaction completed since the start of the last completed fiscal year of the Company which had or was likely to have a material effect on the Company or any of its subsidiaries.

APPOINTMENT OF AUDITORS
     Samson Belair Deloitte & Touche, General Partnership, Chartered Accountants, and its predecessors have been the auditors of the Company since 1940.

     In 2003 and 2004, the Company paid out the following fees to Samson, Belair, Deloitte & Touche:

                                                        2004                      2003
                                                          $                         $
                                                        ----                      ----
Fees for audit mandates                               1,185,300                1,253,150
Fees for mandates other than audits*                     98,655                  117,610
TOTAL                                                 1,283,955                1,370,760


* The highest amounts concern the fees related to a public issuing of debentures in 2004 and consultations concerning new legislation on compliance in 2003.

     In conjunction with a recommendation by the Board's Audit Committee, it is proposed that Samson Belair Deloitte & Touche, General Partnership, Chartered Accountants, be reappointed at the Meeting, or at any adjournment or adjournments thereof, as auditors of the Company, to hold office until the close of the next Annual General Meeting of the Shareholders and that their remuneration be determined by the Board of Directors.

     During the 2004 financial year, the Audit Committee obtained written confirmation from Samson, Belair, Deloitte & Touche confirming its independence and its objectivity in relation to the Company, according to the meaning of the code of ethics of the Ordre des comptables agrees du Quebec.

PROPOSED SUBDIVISION OF COMMON SHARES
     The directors have resolved that each of the issued and outstanding Common Shares of the Company be subdivided into two Common Shares. The proposed subdivision will double the number of Common Shares issued and outstanding and will reduce the price per share at which Common Shares my be acquired. The Company believes that the proposed share subdivision is in the best interests of the Company and its shareholders, in that the reduced price per share should facilitate more active trading in the Common Shares of the Company. The proposed subdivision must be effected through a resolution of the Board of Directors which is submitted for approval by the holders of the Common Shares.

     To be passed, the resolution to subdivide the Common Shares must be approved by a majority of the votes cast by the holders of the Common Shares present in person or represented by proxy at the meeting. The resolution reads as follows:

     "It is resolved to approve the subdivision of the issued and outstanding Common Shares of the Company so that each of the issued and outstanding Common Shares of the Company are divided into two new common shares without par value."

     The Board of Directors recommends voting in favour of this resolution.

     The subdivision of the Common Shares will become effective on the date determined by the Company (the "effective date"). This date cannot be less than seven trading days and not more than ten trading days after the date on which the share certificates for the additional Common Shares are forwarded to the registered holders of the Common Shares. Pursuant to the rules of the Toronto Stock Exchange, the Common Shares will commence trading on a subdivided basis at the opening of business on the second trading day preceding the effective date.

     Share certificates for the additional Common Shares resulting from the subdivision will be forwarded by prepaid mail to each shareholder of the Company entitled to receive such share certificates at the address of such shareholders as it appears on the register of shareholders on that date. Shareholders who hold their shares through intermediaries should ensure that they are registered as shareholders prior to that date if they wish to receive their new share certificates directly.

MODIFICATION TO THE STOCK OPTION PLAN
     In 2001, the Company adopted a stock option plan for the executive officers of the Company.

     The Human Resources and Corporate Governance Committee is responsible for the administration and interpretation of the plan and, to this end, it may adopt, modify or repeal regulations that are not compatible with the provisions of the plan.

     Generally speaking, options are granted for a period of ten years and, in the event of early expiry date, only the options acquired on the date of early expiry can be exercised. This clause is much more restrictive than what is found in other similar plans in the financial services industry. On the one hand, this clause does not favour retirement and, on the other hand, the Board would like to be able to recognize the contribution of certain executive officers of the Company. The Board of Directors believes that the Company should give itself greater flexibility to better manage cases of early expiry. This flexibility should be exercised by the Human Resources and Corporate Governance Committee.

     The Board of Directors recommends that the shareholders approve the following addition made to the end of section 5.3 of the Company's stock option plan:

     "In case of early expiry date, the Human Resource and Corporate Governance Committee may, notwithstanding the terms of the plan, modify the number of options acquired on the date that the event giving rise to the early expiry of options occurs."

BY-LAW CONCERNING THE REMUNERATION OF DIRECTORS
     Under the law applicable to the Company, the remuneration of directors is set by by-law. It is usual that, in such a case, the By-Law set the maximum remuneration and delegate to the Board of Directors of the Company the duty to set the terms of remuneration. The maximum determined by the previous By-Law was set at seven hundred fifty thousand dollars ($750,000).

     The Company has undergone rapid expansion in the last few years. The remuneration of the directors has been amended taking into account the need to find quality directors from all regions of the country and to pay remuneration comparable to that of other companies of the same size operating in the field of financial services. The authorized maximum is no longer sufficient to meet the needs of the Company. The By-Law must also take into account new responsibilities incumbent upon the directors.

     On February 9, 2005, the Board of Directors adopted a new By-Law (By-Law no. II) which now sets the aggregate maximum remuneration of directors at one million two hundred fifty thousand dollars ($1,250,000). This By-Law reads as follows:

     "The Directors shall be entitled in respect of the performance by them of their duties required as Directors or as members of a Board Committee to be paid such remuneration the Board of Directors may by resolution from time to time determine, in addition to such amounts, as the Board may so determine, as directors' fees for each meeting of the Board or for one of its committees.

     The aggregate remuneration that may be paid to the members of the Board of Directors as well as to the members of the various committees appointed by the Board, by resolution of the Board, is fixed at the sum of one million two hundred fifty thousand dollars ($1,250,000) per annum, until further notice."

     The Board of Directors recommends voting in favour of the following resolution:

     "It is proposed to ratify By-Law no. II concerning the remuneration of directors as approved by the Board of Directors of the Company."

AMENDMENT TO ARTICLE 13 OF THE GENERAL BY-LAWS CONCERNING THE VALIDITY OF PROXIES SUBMITTED BY THE SHAREHOLDERS
     Pursuant to the ACT RESPECTING INSURANCE, proxies submitted by the shareholders must be deposited with the Secretary of the Company at least ten days prior to the date of the general meeting for which the proxies are submitted. This period is not in any way comparable to the deadlines in effect in public companies, the result being that, each year, the Company is obligated to refuse proxies even though it intends to favour the exercising of the right to vote. A period of forty-eight hours before the meeting seems much more normal and submissions to this effect have been made to the provincial government to have the ACT RESPECTING INSURANCE amended.

     The Board of Directors recommends shareholders vote in favour of the enclosed resolution which has the effect of reducing the ultimate period for depositing a proxy. The new By-Law cannot be applied until the ACT RESPECTING INSURANCE has been amended.

     "It is resolved:

     To modify article 13 of the General By-Laws to replace the expression ten
(10) days by forty-eight (48) hours."

STATEMENT OF CORPORATE GOVERNANCE PRACTICES
     The Company makes every effort to meet high standards of corporate governance. The Board of Directors has carefully considered the corporate governance guidelines adopted by The Toronto Stock Exchange (the "Guidelines") and believes that the Company complies fully with the recommendations made therein. The Company's corporate governance practices are described below in tabular form.

Corporate Governance Guidelines                  Comments
-------------------------------                  --------
1.    The Board should explicitly assume         The Board of Directors recognizes that it has general responsibility for the
      responsibility for the stewardship         stewardship of the Company's overall administration and for overseeing the
      of the Company, and specifically for:      management of the Company's operations.

      a.Adoption of a strategic planning         In the execution of its mandate, the Board of Directors has, inter alia,
        process                                  responsibility for considering and adopting short-term, mid-term and long-term strategic plans, for approving the annual operating budget, the annual plan, objectives and action plans.

      b.Identification of the principal risks,   The Board of Directors is responsible for ensuring that management systems are
        and implementing risk management         in place that allow adequate identification and assessment of risks to which the
        systems                                  Company is exposed.

      c.Succession planning and monitoring       As part of its mandate, the Board of Directors evaluates the performance of
        senior management                        the Company and that of the senior management, selects the Chief Executive Officer, approves the choice of the other members of senior management and adopts and supervises the senior management succession planning process. To this end, during its regular meetings, it holds parts of meetings in the absence of management.

      d.Communications policy                    The Board has adopted a financial information disclosure policy; it approves communications with Shareholders, including quarterly and annual results and any other document intended for the public.

                                                 Jacques Carriere, Vice-President, Investor Relations has the primary responsibility for investor relations; he has to ensure that every request for information from a Shareholder receives a prompt response and that important questions raised by Shareholders are brought to the attention of the Board.


      e.Integrity of internal control and        The Board, through its Audit Committee, considers the integrity of the
        management information systems.          Company's processes for the presentation of financial information, both internal and external, and the adequacy of the Company's internal control systems, including the control and integrity of the information systems.

2.    A majority of the directors should be      The Board of Directors currently consists of fifteen members. Of the fifteen
      "unrelated" (independent of management     current from members of the Board, one director (Mr. Yvon Charest) is
      and free conflict of interests) to         a member of the management of the Company and is therefore an "inside director"
      the Company.                               within the meaning of the guidelines.

                                                 The guidelines provide that a director is a "related director" if he has a business relationship with the Company which could be perceived to materially interfere with his ability to act independently with a view to the best interests of the Company. As indicated above, one director is considered to be a related director due to his relationship with the Company as a member of management. The Board of Directors believes that the other fourteen current directors are "unrelated directors" within the meaning of the guidelines.

3.    Disclose for each director whether he is   Yvon Charest: related. President and Chief Executive Officer of the Company.
      related, and how that conclusion was
      reached.                                   As for the other directors, namely, Mesdames Mary C. Arnold, Anne Dutil and
                                                 Lise Lachapelle, Messrs. Louis Bernard, Pierre Brodeur, Raymond Garneau,
                                                 Michel Gervais, Robert Lacroix, Gilles Laroche, John LeBoutillier, Francis P.
                                                 McGuire, Jim Pantelidis, David R. Peterson and Guy Savard, none of them has any business relationship with the Company which could be perceived to materially interfere with his ability to act independently with a view to the best interests of the Company; they are therefore "unrelated directors" of the
                                                 Company.

Corporate Governance Guidelines                  Comments
-------------------------------                  --------
4.    a. Appoint a committee of directors        The Human Resources and Corporate Governance Committee is responsible for
         responsible for proposing to the        assessing the individual contributions of the directors and the
         full Board new nominees to the Board    performance of the Board of Directors as a whole and for recommending to the
         and for assessing directors on          Board of Directors new nominee directors. This is done by means of individual
         an ongoing basis;                       questionnaires completed by the directors and interviews held by the committee chairman, which cover both the performance of the board as a whole and the individual involvement of the directors.

      b. Composed exclusively of outside         The Human Resources and Corporate Governance Committee consists of four
         (non-management) directors, a           outside directors, Ms. Lise Lachapelle and Messrs. Pierre Brodeur,
         majority of whom are unrelated.         Raymond Garneau and Gilles Laroche.

5.    Implement a process for assessing the      In addition to the role assumed by the Human Resources Committee and Corporate
      effectiveness of the Board, its            Governance described in item 4. a., from time to time the Board conducts a
      committees and individual directors.       self-evaluation and the evaluation of its committees. The directors are bound to exercise their duties and assume their responsibilities with a view to the best interests of the Company. The Board expects all its members to review documents provided in advance of meetings and to attend its meetings and those of the committees on which they serve.

6.    Provide orientation and education          Each new director benefits from an introduction program in the form of
      programs for new directors.                formal meetings with various members of the senior management, in addition to receiving corporate and financial information documents. This introduction program is completed periodically through presentations made by the senior management to the Board of Directors on the Company's principal lines of business.

7.    Consider reducing size of Board, with a    The Board of Directors considers that its size and composition are appropriate
      view to improving effectiveness.           for the Company's situation and business and ensure effective operation and decision-making. In its research as to the optimal size of the Board, the Board desires representation from all regions of Canada.

8.    The Board should review the compensation   The Human Resources and Corporate Governance Committee regularly reviews
      of directors in light of risks and         compensation policies, having regard for market position and practices and
      responsibilities.                          the degree of risk and responsibility assumed by the directors.


9.    Committees of the Board should generally   The mandate of all Board committees was redefined at the beginning of 2003
      be composed of outside (non-management)    to better reflect the new regulatory and corporate governance requirements. The
      directors, a majority of whom are          Executive Committee consists of one related director, Mr. Yvon Charest, the latter
      unrelated directors.                       being also a member of management, and six outside, unrelated directors, namely
                                                 Ms. Lise Lachapelle and Messrs. Louis Bernard, Raymond Garneau, Gilles Laroche,
                                                 ohn LeBoutillier and Guy Savard. The Executive Committee exercises all the powers of the directors except those reserved by law to the Board of Directors.

                                                 The Investment Committee consists of five outside, unrelated directors, namely,
                                                 Messrs. Pierre Brodeur, Raymond Garneau, John LeBoutillier, Jim Pantelidis and
                                                 Guy Savard. The Investment Committee develops and recommends to the Board investment policies for the Company and exercises the investment powers delegated to it by the Board. It periodically reviews the investment transactions made by the Company, ensures adequate matching of assets and liabilities and monitors the management of investments and specific non-
                                                 performing or restructured assets.

                                                 The Audit Committee currently consists of four outside, unrelated directors, namely, Mesdames Mary C. Arnold and Anne Dutil and Messrs. Louis Bernard and
                                                 Michel Gervais.

                                                 As required by sections 285.13 and following of the ACT RESPECTING INSURANCE
                                                 (Quebec), the Ethics Committee consists of three directors, namely Messrs.
                                                 Raymond Garneau, Robert Lacroix and Francis P. McGuire, who are outside, unrelated directors. The Ethics Committee examines transactions with related persons and businesses in accordance with the requirements of the ACT RESPECTING
                                                 INSURANCE. It advises the Board of Directors on the competitive or advantageous character of certain transactions between related companies or with persons related to the Company. The rules adopted by the Ethics Committee are transmitted to the Board of Directors, which is bound by same.

                                                 The Human Resources and Corporate Governance Committee currently consists of four outside, unrelated directors, as indicated in paragraph 4.b. The Human
                                                 Resources and Corporate Governance Committee examines and recommends to the
                                                 Board the appointment and compensation of the executive officers and directors, including bonus plans, compensation policies, succession planning and the evaluation of the overall and individual performance of the executive officers and directors. It also assumes a role in terms of corporate governance matters.

Corporate Governance Guidelines                  Comments
-------------------------------                  --------
10.   The Board should expressly assume          The Board of Directors is responsible for defining and monitoring the
      responsibility for, or assign to a         Company's approach to corporate governance matters and developing measures
      committee, general responsibility          that the Company can take with respect to the guidelines. A part of this
      for, the approach to corporate             responsibility is delegated to the Human Resources and Corporate
      governance issues.                         Governance Committee.

11.   a. Define limits to management's           The Board expects the management to assume responsibility for the Company's
         responsibilities by developing          operations, while remaining within the authorized financial limits and
         mandates for:                           respecting the strategic plan, the operating budget and the approved corporate policies. The Board expects to be informed regularly about results achieved and
         (i) the Board;                          to receive for approval proposed alternate plans and strategies to be implemented where circumstances warrant.

                                                 In addition to matters which, by law, must be approved by the Board, any questions of policy and measures that the Company proposes to take that are outside the normal course of operations require the prior approval of the Board or one of its committees to which it has delegated powers of approval. More especially, the Board approves the appointment of all the officers of the
                                                 Company and all material transactions. In addition, management is obliged to seek the approval of the Board of Directors with respect to acquisitions, divestitures and major capital expenditures.

          (ii) the CEO.                          The corporate objectives which the Chief Executive Officer is to achieve, as are the other members of management who report to him, are set by strategic plans and the budget, which are approved each year by the Board of Directors.
                                                 The performance of the Chief Executive Officer is evaluated based on compliance with the strategic plans and the budget.

      b.  the Board should approve or develop    See item 11. a. (ii).
          the CEO's corporate objectives.

12.   Establish procedures to enable the         The Board of Directors has a Chairman who is not an officer and only one
      Board to function independently            out of the fifteen is a member of management. The Chairman of the Board is
      of management.                             responsible for ensuring that the Board can function independently of management. The directors may also add items to the agenda of the Board which is distributed prior to the meetings and the agendas of the meetings of committees are the responsibility of the respective committee chair. During regular meetings, the Board of Directors holds meetings or portions of meetings in the absence of management, as the Human Resources and Corporate Governance Committee
                                                 does on occasion. During these meetings or parts of meetings, the members examine certain subjects of strategic importance such as long-term planning, the general management succession plan and the performance and compensation of the
                                                 President and Chief Executive Officer. Finally, there exists a mechanism to solicit comments from the directors to improve the effectiveness of the Board.

13.   a.  Establish an Audit Committee with a    The Board of Directors has approved the mandate of the Audit Committee. The
          specifically defined mandate;          Audit Committee has the following particular responsibilities: approving the internal audit charter, examining the nature and scope of internal audit mandates and checking the efficiency of the Company's policies and internal control systems; evaluating the independence of the external auditor, examining the nature and scope of their work related to audit as well as other mandates;
                                                 reviewing the quarterly and annual financial reports of the Company and any subsidiary and, if applicable, recommend their approval to the Board of
                                                 Directors; recommending to the Board of Directors the appointment of the external auditors and their remuneration; reviewing, in conjunction with the
                                                 Legal Department, any legal matter that may have a significant impact on the
                                                 Company's financial statements; making sure the Company complies with its obligations with respect to standards of sound business and financial practices;
                                                 consulting legal, accounting or other advisors if the committee or Board deems that it is appropriate to do so. The Audit Committee can communicate directly with both the internal and external auditors, allowing it to examine specific questions as necessary.

      b.  All members should be non-management   As indicated in paragraph 9, the Audit Committee consists of four outside,
          directors.                             unrelated directors, namely, Mesdames Mary C. Arnold, Anne Dutil and Messrs.
                                                 Louis Bernard and Michel Gervais. Ms. Arnold is a chartered accountant, Ms.
                                                 Dutil has a degree in administration sciences and these directors are generally familiar with the analysis of financial statements.

14.   Implement a system to enable individual    In the performance of its duties, the Board, a committee of the Board or an
      directors to engage outside advisors,      individual director may, as required, and subject to the approval of the Board,
      at the Company's expense.                  engage an outside advisor, at the Company's expense.

ADDITIONAL INFORMATION
     Financial information is given in the comparative financial statements and Management's Discussion and Analysis of Results of Operations and Financial Position for its last completed fiscal year. To obtain copies of the Company's most recent Annual Notice, the Annual Report, including the audited financial statements and the Management's Discussion and Analysis of Results of Operations and Financial Position thereon, please send a written request to the Secretary of the Company. Additional information on the Company is provided on the SEDAR Web site at www.sedar.com.

APPROVAL OF THE DIRECTORS
     The contents and sending of this Circular have been approved in substance by the Directors of the Company.

        Quebec, Quebec, March 14, 2005.

      President and Chief Executive Officer



      /s/ Yvon Charest

      Yvon Charest

                           [INDUSTRIAL ALLIANCE LOGO]

                               Industrial Alliance
                      Insurance and Financial Services Inc.
                         1080 Saint-Louis Road, Sillery
                         PO Box 1907, Station Terminus
                          Quebec City, Quebec G1K 7M3
                              Tel.: (418) 684-5000
                                 www.inalco.com